Exhibit 21.1
Horizon Global Corporation Significant (1) Subsidiary List
Horizon Global Americas Inc. (Delaware corporation)
Cequent UK Limited (United Kingdom)
Horizon Global Holdings Australia Pty. Ltd. (Australia)
TriMotive Asia Pacific Limited (Thailand)
Westfalia - Automotive GmbH (Germany)
Certain companies may also use trade names or other assumed names in the conduct of their business.
(1) As defined in Rule 1-02(w) of Regulation S-X, and other more significant operating companies as determined by management